Exhibit 99.1

Senetek PLC Announces Operating Results for the 2nd Quarter

— Investor Conference Call Set for August 19 —

Napa, Calif., August 16, 2004 /PRNewswire-FirstCall/ — Senetek PLC (Nasdaq: SNTK - News) www/senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, today announced a net loss for the quarter ended June 30, 2004 of $(312,000), or $(0.01) per fully diluted share, compared to a net loss for the quarter ended June 30, 2003 of ($870,000) or $(.02) per share. Revenues for the quarter ended June 30, 2004 totaled $1,442,000, basically in line with the $1,498,000 reported for the second quarter of 2003, reflecting an increase in royalties from The Body Shop of $125,000 and an increase in royalties from regional licensees of $81,000, offset by a $262,000 reduction in royalties from Revlon.

Net income for the six months ended June 30, 2004 totaled $320,000 compared to a loss of $(939,000) for the comparable period in 2003. Revenues for the six months ended June 30, 2004 totaled $4,687,000, a 31.3% increase over the $3,570,000 for the first six months of 2003. The increase in revenues compared to 2003 reflected the $1.5 million payment received as part of the March 2004 OMP settlement, increased royalties from The Body Shop of $320,000, and increased royalties from sales of monoclonal antibodies of $165,000, offset by lower royalties from Revlon of $465,000 and lower total revenues from Valeant of approximately $550,000.

The increase in revenue from The Body Shop resulted from increased unit volume from its ongoing expansion in Europe. The increase in revenues from monoclonal antibodies reflected increased unit volume from a broadened product portfolio offset in part by a credit granted to Signet Laboratories under an amendment to its sales and marketing agreement. Revlon’s reduced royalties were the result of narrower distribution in the U.S. mass market which resulted in decreased new order writing and increased product returns. The reduction in total revenue from Valeant was the result of lower product purchases of approximately $1.05 million, as Valeant worked down its inventory of products purchased from Senetek in late 2003 to transition to manufacturing at its own facilities, as permitted under the August 2003 amendment to its Kinetin license agreement, which also increased the royalty rate payable to offset Senetek’s loss of profit on product sales. This revenue decrease was offset in part by a $500,000, or 245%, increase in royalties from Valeant reflecting broadening of its Kinetin product portfolio, new marketing initiatives and the beginning of its relaunch in Europe.

Operating expenses, including research and development and administration, sales and marketing for the three and six months ended June 30, 2004 totaled $1,289,000 and $3,465,000, respectively, compared to $1,743,000 and $3,147,000 in the 2003 comparable periods. While the research and development expenses were relatively consistent during the periods, the decrease in overall expenditures during the three months ended June 30, 2004 compared to 2003 was due primarily to lower legal fees of approximately $300,000 resulting from the settlement of the OMP litigation and lower sales and marketing expenses associated with Kinetin Plus approximating $75,000. For the six months ended June 30, 2004, the overall increase in operating expenses was due primarily to an increase in first quarter legal fees to settle the OMP litigation, offset by a decrease in sales and marketing expenses of our Kinetin Plus product line totaling about $100,000

The Company’s cash position has increased by over $4.8 million since the end of fiscal 2003 to approximately $6 million at June 30, 2004. The increase is the result of the receipt of the $1.5 million OMP settlement payment, an unrestricted $5 million payment from Valeant under a May 2004 amendment to its license agreement, and $628,000 from the exercise of warrants, offset by reductions in accounts payable, accrued liabilities and deferred revenue. The current ratio improved to 1.81 as of June 30, 2004 compared to 0.74 at year end 2003, principally as a result of the $1.5 million OMP payment, the $5 million Valeant payment and the $628,000 from warrant exercises.

Frank J. Massino, Chairman and Chief Executive Officer, commenting on the second quarter, said: “We are very pleased with the improvement in our cash position to over $6 million at June 30, 2004 and the increase in our current ratio to 1.81 as of June 30, 2004 compared to .74 at December 31, 2004. The overall strength of our balance sheet will provide us the working capital to execute our strategic plan to broaden our Kinetin business and speed research and development associated with Zeatin and other promising compounds.”

“While we are not happy with our bottom line results for the second quarter, we look for significant improvement going forward as Valeant’s and The Body Shop’s royalty-bearing sales grow with their expanded Kinetin product lines and new sales initiatives in North America and Europe and as our other licensees’ Kinetin businesses become more established. And we are actively proceeding with testing of Zeatin and other promising compounds in hopes of improving our product offering by early 2005.”

“The recently executed agreement with Ardana BioScience Ltd for it to complete the European regulatory process and launch the Company’s patented erectile dysfunction treatment, Invicorp®, throughout Europe represents a significant milestone for the Company as it continues to focus its efforts on its proprietary skincare and dermatological business. While this license is not expected to generate significant revenue for the Company in the near term, its long term profit potential is exciting and Ardana’s assumption of the significant expenses entailed in achieving marketing approval in Europe will allow us to focus on our core business.”

The Company will conduct its quarter-end teleconference call for investors on Thursday August 19, 2004 at 8:30 a.m. Pacific, 11:30 a.m. Eastern. The domestic dial-in number is 800/895-1713; the international dial-in number is 785/424-1058, conference ID SENETEK. Mr. Massino, Wade Nichols, Executive Vice President, and Brad Holsworth, Chief Financial Officer, will discuss the 2004 operating results and update the status of recent events. Replay of the conference call will be available until August 26, 2004. Domestic Replay dial-in 800/934-7612, International Replay dial-in 402/220-6980, replay conference ID SENETEK.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext.102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that relate to operating results for fiscal 2004. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2003. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.